Gulf Resources Appoints New Independent Director

NEW YORK and SHANDONG PROVINCE, China -- Gulf Resources, Inc. (OTCBB: GFRE), a leading producer of bromine, crude salt and specialty chemicals in China, today announced the appointment of Mr. Shi Tong Jiang as an independent board member.

Mr. Jiang, Chief of the Shouguang City Audit Bureau, Shandong Province, has been with the Audit bureau since 1990. During his career at the Shouguang City Audit Bureau he has held multiple positions including, Auditing Officer and Audit Section Deputy Chief. The Shouguang City Audit Bureau is responsible for the independent audit supervision of the affairs of the government. From 1987 to 1990 Mr. Jiang attended Shandong Financial Institution.

With the addition of Mr. Jiang, the board has been increased to six members of whom three are designated as independent.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries. SCHC is engaged in manufacturing and trading bromine and crude salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. SYCI manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents.

For more information, please visit www.gulfresourcesco.com .

Contact:

Kevin McEnery
Managing Director - Finance
Gulf Resources, Inc.
(646) 200-6302
Kevin@gulfresourcesco.com

Ethan Chuang
Vice President - Corporate Development
Gulf Resources, Inc.
(646) 200-6316
Ethan@gulfresourcesco.com

Adam Jacobs
Winning IR Company, Ltd.
(646) 200-6351
Adam.Jacobs@winningir.com